Exhibit 3.2.104

F040730000317

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LOEWS ORPHEUM CINEMAS, INC.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Loews Orpheum Cinemas, Inc.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on July 18, 1985.

THIRD: The amendment of the certificate of incorporation effected by this certificate of amendment is as follows:

To change the purpose of the corporation.

FOURTH: To accomplish the foregoing amendment, Article Second of the certificate of incorporation is hereby stricken out in its entirety, and the following new Article is substituted in lieu thereof:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, exclusive of any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

FIFTH: The Board of Directors and the Shareholders of the corporation authorized the amendment under the authority vested in said Board under the provisions of the certificate of incorporation and of Section 708 of the Business Corporation Law of New York.

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IN WITNESS WHEREOF, Loews Orpheum Cinemas, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its Senior Vice President, this 27th day of July, 2004.

/s/ MICHAEL POLITI
Senior Vice President
Michael Politi
Senior Vice President & Corporate Counsel

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CERTIFICATE OF INCORPORATION

OF

LOEWS ORPHEUM CINEMAS, INC.

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least 21 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST: The name of the corporation is LOEWS ORPHEUM CINEMAS, INC.

SECOND: The corporation is formed for the following purpose or purposes:

To engage in, conduct and carry on the business of theatrical proprietors, opera house proprietors, music hall proprietors, caterers for public entertainments, concerts and public exhibitions, moving picture and other variety entertainments and to provide, engage, employ and act as mangers of actors, dancers, singers, variety performers, athletes and theatrical and music artists and to produce and present to the public all sorts of plays, shows, exhibitions and amusements which are or may be produced at a theatre or music hall.

To take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, clear, improve, develop, divide and otherwise handle, manage, operate, maintain, control, publicize, advertise, promote, and generally deal in and with, whether as principal, sales, business, special, or general agent, broker, factor, buyer, seller, mortgagor, mortgagee, promoter, finder, franchisor, franchisee, licensor, licensee, coordinator, consultant, advisor and in any other lawful capacity, improved and unimproved real and personal property of all kinds, and, without limiting the generality of the foregoing, hotels, motels, inns, resorts, tourist courts, cabins, boarding and lodging houses, apartment houses, tourist and travel agencies, retail shops and departments, restaurants, cafeterias, tea rooms, coffee shops, cafes, bars, cabarets, dining facilities, drive-ins, night clubs, taverns, catering establishments, and related facilities for dispensing and furnishing foods, refreshments, alcoholic and non-alcoholic beverages, and related and unrelated products, concessions of any and all kinds, bathing houses, swimming pools, water craft, marine and fishing facilities, beaches and pavilions, hunting and bridle areas, trails, and facilities, skiing, tobogganing, sledding, skating, and other winter sport facilities, amusement, entertainment, community, shopping, and recreational centers, facilities, and establishments of any and all kinds, and to conduct a general real estate development, planning, operating, sales, brokerage, agency, management, counsellors, advisory, promotional, and publicity business and a hotel, motel, resort, amusement, and entertainment business in all its branches.

To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple dwelling structures, houses, buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes and any improvements and modifications thereof;

(b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trademarks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(c) franchises, licenses, grants and concessions.

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body.

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

THIRD: The office of the corporation is to be located in the City of New York, County of New York, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is five (500) hundred, each having a par value of One ($1.00) Dollar, all of which are of the same class.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: Loews Orpheum Cinemas, Inc., c/o Corporate Secretary, 666 Fifth Avenue, New York, New York 10103.

SIXTH: The registered agent of the corporation is the C T Corporation System, whose address is 1633 Broadway, New York, New York 10019. The registered agent is the agent of the corporation upon whom process against it may be served.

SEVENTH: The duration of the corporation is to be perpetual.

EIGHTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been required and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

NINTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

Subscribed and affirmed by me as true under the penalties of perjury on July 16, 1985.

/s/ BARBARA R. CORBETT
Barbara R. Corbett, Incorporator
666 Fifth Avenue
New York, N.Y. 10103

F020322000344

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

Loews Orpheum Cinemas, Inc.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

1.	The name of the corporation is: Loews Orpheum Cinemas, Inc.

2.	The certificate of incorporation of said corporation was filed by the Department of State on July 18, 1985.

3.	The certificate of incorporation is amended so that Article Four is amended by adding the following sentence:

“In accordance with Section 1123(a)(6) of the Bankruptcy Code, this corporation shall not issue non-voting equity securities prior to March 21, 2003.”

4.	Shareholder approval was not required. In accordance with Section 808 of the New York Business Corporation Law, this Amendment to the Certificate of Incorporation was made pursuant to a provision contained in an order by the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of this corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40511, confirmed and approved on March 1, 2002.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that statements made herein are true under the penalties of perjury this 21 day of March, 2002.

Dated: March 21, 2002

Loews Orpheum Cinemas, Inc.

By:	/s/ BRYAN BERNDT
Bryan Berndt
Vice President, signing pursuant to the Bankruptcy Court order and in accordance with section 808 of the NY Business Corporation Law.

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